EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT
Allegheny Steel Distributors, Inc.
Aluminum and Stainless, Inc.
American Metals Corporation
American Steel, L.L.C.
AMI Metals, Inc.
CCC Steel, Inc.
Central Plains Steel Co.
Chapel Steel Corp.
Chatham Steel Corporation
Durrett Sheppard Steel Co., Inc.
Liebovich Bros., Inc.
Lusk Metals
Pacific Metal Company
PDM Steel Service Centers, Inc.
Phoenix Corporation
Precision Strip, Inc.
Reliance Pan Pacific Pte. Ltd.
RSAC Management Corp.
Service Steel Aerospace Corp.
Siskin Steel & Supply Company, Inc.
Toma Metals, Inc.
Valex Corp.
Viking Materials, Inc.